Exhibit 10.20
EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”) is entered into as of December 31, 2006 by and among Jeffry E. Jones (“Executive”), Mobile Storage Group, Inc., a Delaware corporation (“Company”), and Mobile Services Group, Inc., a Delaware corporation (“Mobile Services”).
NOW, THEREFORE, in consideration of the agreements and covenants contained herein, Executive, Company and Mobile Services hereby agree as follows:
ARTICLE 1
Employment
Section 1.1 Position; Term; Condition Precedent; Responsibilities. Company and Mobile Services shall employ Executive as the Vice President of Sales and Marketing for a term commencing on January 1, 2007 (the “Commencement Date”) and ending on the date that the term of employment is terminated pursuant to Article 3 (the “Termination Date”). The term of employment as prescribed in this Section 1.1 is hereinafter called the “Employment Period”. Subject to the powers, authorities and responsibilities vested in the Board of Directors of Company and Mobile Services (collectively, the “Boards”) and in duly constituted committees of the Boards under the Delaware General Corporation Law and the Certificate of Incorporation and Bylaws of Company and Mobile Services, Executive shall have the responsibilities assigned to him by the Boards, including the execution of the business plans. Executive shall report directly to Douglas A. Waugaman, the President and Chief Executive Officer of Mobile Services and Company, or his successor. Executive shall also perform such other executive and administrative duties as Executive may reasonably be expected to be capable of performing on behalf of Company and its subsidiaries, as may from time to time be authorized or requested by the Boards. Executive agrees to be employed by Company in all such capacities for the Employment Period, subject to all the covenants and conditions hereinafter set forth.
Section 1.2 Faithful Performance. During the Employment Period, Executive shall perform faithfully the duties assigned to him hereunder to the best of his abilities and devote substantially all of his business time and attention to the transaction of the business of Company and its subsidiaries and not engage in any other business activities except with the approval of the Boards. Executive covenants, warrants and represents to Company that he shall: (i) devote his best efforts to the fulfillment of his employment obligations; (ii) exercise the highest degree of loyalty and the highest ethical standards of conduct in the performance of his duties; and (iii) do nothing which Executive knows or should know will harm, in any way, the business or reputation of Company or Mobile Services or any of their subsidiaries.

ARTICLE 2
Compensation
Section 2.1 Basic Compensation. As compensation for his services hereunder, Company shall pay to Executive during the Employment Period an annual salary of $250,000 (the “Base Salary”), payable in installments in accordance with Company’s normal payment schedule for senior management of Company, subject to payroll deductions as may be necessary or customary in respect of Company’s salaried employees and five percent of which is paid in consideration for Executive having signed and being bound by the Employee Proprietary Information and Inventions Agreement. Executive’s annual salary in effect from time to time under this Section 2.1 is hereinafter called his “Basic Compensation”. Such Basic Compensation shall be determined on a pro rata basis for any period described in Article 3 that is not equal to 12 months.
Section 2.2 Discretionary Incentive Compensation. Beginning with the 2007 fiscal year, an additional discretionary bonus of up to 50% of Base Salary may be paid to Executive upon the achievement of certain targeted financial results and operational and strategic objectives as determined by the compensation committee of the board of directors of Company (the “Compensation Committee”) as part of each annual budget. Such targets and objectives shall be established in Company’s annual budget process, and any discretionary bonus payable hereunder shall be payable within 30 days after finalization of Company’s audited financial statements for the fiscal year with respect to which such targets or objectives relate, subject to final Compensation Committee approval. The Discretionary Bonus shall be determined on a pro rata basis for any period described in Article 3 that is not equal to 12 months. Subject to the fiduciary duties of the board of directors of MSG WC Holdings Corporation, a Delaware corporation (“Holdings”), under applicable law as advised by counsel and the execution by Executive of a Non-Qualified Stock Option Agreement, the board of directors of Holdings shall grant Executive options to acquire 1,724 shares of common stock not later than its next regularly scheduled meeting pursuant to the Holdings 2006 Stock Option Plan. The initial grant of options to acquire 1,724 shares of common stock shall have an exercise price of $1,255.59 per share.
Section 2.3 Other Employee Benefits. Executive shall be entitled to participate in all employee benefit plans, including group health care plan of Company, to take up to three weeks of paid time off for vacation and to receive all such fringe benefits (including the Company 401(k) savings plan commencing 30 days after the Commencement Date) as are from time to time made generally available to the senior management of Company. Executive shall be eligible to participate in the group health care plan of Company on the first day of the month following 60 days of employment. Company shall pay all costs of the participation of Executive and the immediate family of Executive in the group health care plan and dental plan of Company, except for payment of co-payments and deductibles, which shall be paid by Executive. Company shall either (i) pay Executive a car allowance of $450 per month, subject to applicable withholding, or (ii) lease, at Company expense, an automobile for Executive’s use in Southern California.
Section 2.4 Expense Reimbursements. Company shall reimburse Executive for all proper expenses reasonably incurred by him in the performance of his duties hereunder in accordance with the policies and procedures established by the board of directors of Company, including, without limitation, reasonable travel and lodging expenses incurred by Executive during the Employment Period in connection with commuting between his residence in Seattle, Washington and the executive offices of Company. Company shall reimburse Executive for reasonable relocation expenses incurred in connection with the relocation of Executive’s primary residence to Southern California at a mutually agreed upon date.

ARTICLE 3
Termination of Employment
Section 3.1 Events of Termination.
(a) Termination for Cause, Breach of Article 4 or Voluntary Termination. In the event during the Employment Period there should occur any of the following: (i) “Cause” (as hereinafter defined) of Executive, (ii) the breach by Executive of Article 4 (as determined by either of the Boards) or (iii) Executive chooses to terminate his employment with Company, either of the Boards or Executive, as applicable, may elect to terminate Executive’s employment by written notice to the other party.
In the event either of the Boards or Executive exercises its election to terminate Executive’s employment with Company pursuant to this Section 3.1(a), the Employment Period shall terminate effective with such notice, and Executive shall be entitled to receive: (1) any accrued but unpaid amounts under Section 2.1 (“Accrued Salary”), (2) a pro rata portion, based on the number of days worked in the year in which Executive’s employment is terminated, of the discretionary bonus, as contemplated by Section 2.2 (the “Discretionary Bonus”), for the year in which Executive’s employment is terminated based upon Company’s actual performance relative to the specified performance objectives established by the Compensation Committee for the fiscal year during which the termination of Executive’s employment occurs, such determination as to whether the specified performance objectives have been satisfied will be (x) made by the board of directors of Company or the Compensation Committee, (y) based upon Executive’s achievement of the specified performance objectives for the relevant fiscal year and (z) to the extent appropriate, based upon Company’s audited financial statements for the relevant fiscal year (the “Prorated Annual Bonus”) and (3) any incurred but unreimbursed expenses under Section 2.4, in each case through the Termination Date less standard withholdings for tax and social security purposes (and except as otherwise provided). To the extent any Prorated Annual Bonus is payable under this Agreement, such amount will be paid at the same time as the Discretionary Bonus would have been paid had Executive’s employment not been terminated. Amounts due and payable to Executive under this Agreement following Executive’s termination of the nature described in clauses (1) — (3) above shall be paid in accordance with Company’s payroll procedures for senior management as if Executive’s employment had continued for such period.
(b) Termination for Disability, Without Cause, or for Good Reason. In the event during the Employment Period there should occur either: (i) a “Disability” (as hereinafter defined) of Executive or (ii) Good Reason, or the Board shall determine to terminate Executive without Cause, the Board or the Executive, as applicable, may elect to terminate Executive’s employment by written notice to the other party.

In the event the Board or Executive exercises its election to terminate Executive’s employment with Company pursuant to this Section 3.1(b), the Employment Period shall terminate effective with such notice, and Executive shall be entitled to: (1) receive any Accrued Salary, (2) receive the Prorated Annual Bonus, if any, (3) receive any incurred but unreimbursed expenses under Section 2.4, (4) receive payments equal to the Basic Compensation, as determined pursuant to Section 2.1, payable in monthly installments for a period of 12 months after the Termination Date (“Continuing Salary”) and (5) participate at Executive’s expense in such benefits as may be required to be provided by Company under Comprehensive Omnibus Budget Reconciliation Act (“COBRA”) for a period of 18 months commencing on the Termination Date (“COBRA Benefits”). Amounts due and payable to Executive under this Agreement following Executive’s termination of the nature described in clause (4) above are paid in partial consideration for Executive’s compliance with the covenants set forth in Section 4.1.
(c) Termination for Death. In the event of the death of Executive during the Employment Period, this Agreement shall be deemed immediately terminated and his Designated Successors shall be entitled to: (1) receive any Accrued Salary, (2) receive the Prorated Annual Bonus, if any, (3) receive any incurred but unreimbursed expenses under Section 2.4 and (4) family members of Executive who were participating in any of the insurance benefits described in Section 2.3 on the Termination Date (the “Eligible Family Members”) may participate at the Eligible Family Members’ expense in COBRA Benefits.
Section 3.2 Definitions of Certain Terms.
(a) “Cause” used in connection with the termination of employment of Executive shall mean a termination due to a finding by the Board in good faith that such Executive has (i) committed a felony or a crime involving moral turpitude, (ii) committed any other act or omission involving dishonesty of fraud (A) with respect to Company or its subsidiaries or (B) materially adversely affecting the reputation or standing of Company or its subsidiaries, (iii) engaged in gross negligence or willful misconduct with respect to Company or its subsidiaries or (iv) in any manner, breached Company policy established by the Board, which breach, if curable, is not cured within 15 days after written notice thereof to you.
(b) “Designated Successors” shall mean such person or persons or the executors, administrators or other legal representatives of such person or persons (and in such order of priority) as Executive may have designated in a written instrument filed with the General Counsel of Company.
(c) “Disability” shall mean (i) the inability of Executive to substantially render to Company the services required by Company under this Agreement for more than 60 days out of any consecutive 120-day period because of mental or physical illness or incapacity, as determined in good faith by the Board. The date of such Disability shall be on the last day of such 60-day period. Disability shall also mean the development of any illness that is likely to result in either death or Disability, as determined in good faith by the Board.
(d) “Good Reason” used in connection with the termination of employment by Executive shall mean a termination within 45 days following the date of, as applicable, (A) any of the following events or (B) the end of any cure period referenced below with respect to any of the following events:

(i) the assignment to Executive of any material duties that are materially inconsistent with Executive’s title and position, authority, duties or responsibilities as contemplated by Section 1.1 of this Agreement;
(ii) a reduction in Executive’s Basic Compensation (provided, that an “across the board” reduction in Basic Compensation and/or bonus opportunities affecting all senior executive employees of Company on a substantially similar basis shall not constitute “Good Reason”); or
(iii) a material breach by Company of its obligations under this Agreement and where such breach, if curable, is not cured within 30 days after written notice thereof is provided by Executive.
ARTICLE 4
Non-Competition; Confidential Information
Section 4.1 Non-Competition.
(a) From the date hereof until the date that is 12 months after the Termination Date (the “Non-Competition Period”), Executive:
(i) shall not engage, directly or indirectly, in any activities whether as employer, proprietor, partner, shareholder (other than the holder of less than 5% of the stock of a corporation, the securities of which are traded on a national securities exchange or in the over-the-counter market), director, officer, employee or otherwise, with any entity or person engaged, in competition with Company Business (as defined below) within the United States, the United Kingdom, Canada and any other country in which Company operates;
(ii) shall not solicit, directly or indirectly, any person who is a customer or supplier of Company, Mobile Services, Holdings or any of their respective affiliates, Welsh, Carson, Anderson & Stowe X, L.P. (“WCAS X”) or WCAS Capital Partners IV, L.P. (together with WCAS X, “WCAS”) for the purpose of acquiring, marketing, leasing, renting or selling mobile or fixed storage containers, storage trailers, cartage trailers or modular offices (the “Company Business”); and
(iii) shall not induce or actively attempt to persuade any employee of Company, Mobile Services, any of their affiliates or WCAS to terminate his employment relationship in order to enter into any competitive employment.
(b) Except as required by law, Executive shall not, at any time during the Employment Period, the Non-Competition Period or thereafter, make use of any confidential information of Company, Mobile Services, WCAS or any of their respective affiliates, nor divulge any trade secrets or proprietary or confidential information of Company, WCAS or any of their respective affiliates (including, without limitation, information relating to customers, suppliers, contracts, business plans and developments, discoveries, processes, products, systems, know-how, books and records), except to the extent that such information becomes a matter of public record (other than as a result of disclosure by Executive), is published in a newspaper, magazine or other periodical available to the general public or as WCAS may so authorize in writing; provided, however, during the Employment Period Executive shall be permitted to make use of confidential information in the execution of his duties under this Agreement. When Executive shall cease to be employed by Company, Executive shall surrender to Company or WCAS all records and other documents obtained by him or entrusted to him during the course of his employment hereunder (together with all copies thereof) which pertain to the business of Company, Mobile Services or WCAS or which were paid for by Company other than Executive’s counterparts of this Agreement and employment-related documents referred to herein.

(c) The covenants contained in clauses (i), (ii) and (iii) of Section 4.1(a) shall apply within all territories in which Company is actively engaged in the conduct of business during the Non-Competition Period.
(d) It is the desire and intent of the parties that the provisions of Sections 4.1(a) and 4.1(b) shall be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of Sections 4.1(a) or 4.1(b) shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. In addition, should any court determine that the provisions of Sections 4.1(a) or 4.1(b) shall be unenforceable with respect to scope, duration or geographic area, such court shall be empowered to substitute, to the extent enforceable, provisions similar hereto or other provisions so as to provide to Company and WCAS, to the fullest extent permitted by applicable law, the benefits intended by Sections 4.1(a) and 4.1(b).
(e) The covenants contained in Section 4.1(b) shall survive the conclusion of Executive’s employment by Company and/or his service as an officer of Company.
(f) If, at any time, Executive sells or transfers any securities of Holdings or any of its subsidiaries to Holdings or to any then-current stockholder of Holdings or any subsidiary (a “Repurchase”), such Repurchase shall serve as additional consideration for Executive’s compliance with the restrictions during the Non-Competition Period provided for under this Section 4.1;
(g) In the event Executive violates any provision of this Agreement, the running of the time period of such provisions so violated shall be automatically suspended upon the date of such violation and shall resume on the date such violation ceases and all appeals, if any, are resolved.
(h) Executive acknowledges and agrees that the covenants, obligations and agreements of Executive contained herein relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or agreements shall cause Company and its successors irreparable injury for which adequate remedies are not available at law. In the event of a breach or threatened breach by Executive of any provision of this Section 4.1, Company and its successors, without proving actual damages shall be entitled to seek an injunction (without the requirement to post bond) restraining Executive from (a) soliciting or interfering with employees, consultants, independent contractors, customers or suppliers of Company, its affiliates or their respective successors, (b) disclosing, in whole or in part, the private, secret and confidential information described herein, or from rendering any services to any person, firm, corporation, association or other entity to whom such information has been disclosed, or is threatened to be disclosed, (c) engaging, participating or otherwise being connected with any arrangement in competition with Company’s business of leasing and selling storage containers, storage trailers, cartage trailers and mobile offices or (d) otherwise violating the provisions of this Section 4.1. Nothing herein contained shall be construed as prohibiting Company or its successors from pursuing any other remedies available to it or them for such breach or threatened breach, including without limitation the recovery of damages from Executive.

(i) Executive acknowledges and agrees that (i) he has and will have a prominent role in the management, and the development of the goodwill, of Company and its affiliates and has and will establish and develop relations and contacts with the principal customers and suppliers of Company and its affiliates in the United States and the rest of the world, if any, all of which constitute valuable goodwill of, and could be used by Executive to compete unfairly with, Company and its affiliates, (ii) Executive has obtained confidential and proprietary information and trade secrets concerning the business and operations of Company and its affiliates in the United States and the rest of the world that could be used to compete unfairly with Company and its affiliates, (iii) the covenants and restrictions contained herein are intended to protect the legitimate interests of Company and its affiliates in their respective goodwill, trade secrets and other confidential and proprietary information and (iv) Executive desires to be bound by such covenants and restrictions.
(j) Executive represents that his economic means and circumstances are such that the provisions of this Agreement, including the restrictive covenants herein, will not prevent him from providing for himself and his family on a basis satisfactory to him and them.
(k) If Executive raises any question as to the enforceability of any part or terms of this Agreement, including, without limitation, the restrictive covenants contained herein, Executive agrees that he will comply fully with this Agreement unless and until the entry of an award to the contrary.
ARTICLE 5
Miscellaneous
Section 5.1 Notices. Any notice or request required or permitted to be given hereunder shall be sufficient if in Writing and delivered personally or sent by registered or certified mail, return receipt requested, as follows: if to Executive, to his address as set forth in the records of Company, and if to Company, to Company’s address hereinabove set forth, or to any other address designated by either party by notice similarly given. Such notice shall be deemed to have been given upon the personal delivery or such mailing thereof, as the case may be.

Section 5.2 Survival. Sections 3.1 and 4.1 and Article 5 of this Agreement shall survive and continue in full force in accordance with their respective terms notwithstanding the expiration or termination of the Employment Period.
Section 5.3 Authority; No Conflict. Executive represents and warrants to Company that he has full right and authority to execute and deliver this Agreement and to comply with the terms and provisions hereof and that the execution and delivery of this Agreement and compliance with the terms and provisions hereof by Executive will not conflict with or result in a breach of the terms, conditions or provisions of any agreement, restriction or obligation by which Executive is bound.
Section 5.4 Assignment and Succession. The rights and obligations of Company under this Agreement shall inure to the benefit of and be binding upon its respective successors and assigns, and Executive’s rights and obligations hereunder shall inure to the benefit of and be binding upon his Designated Successors. Executive may not assign any obligations or responsibilities he has under this Agreement.
Section 5.5 Headings. The Article, Section, paragraph and subparagraph headings are for convenience of reference only and shall not define or limit the provisions hereof.
Section 5.6 Tax Withholding. Company may withhold from any amounts payable under this Agreement all Federal, state, city or other taxes as may be required pursuant to any law, regulation or ruling.
Section 5.7 Applicable Law. This Agreement shall at all times be governed by and construed, interpreted and enforced in accordance with the internal laws (as opposed to conflict or choice of laws provisions) of the State of Delaware. Each party hereto irrevocably submits to the exclusive jurisdiction of any state or Federal court located within the State of California for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby, and agrees to commence any such action, suit or proceeding only in such courts. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth herein shall be effective service of process for any such action, suit or proceeding. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
Section 5.8 Waiver. No waiver of any right or remedy of either party hereto under this Agreement shall be effective unless in writing, specifying such waiver, executed by such party. A waiver by either party hereto of any of its rights or remedies under this Agreement on any occasion shall not be a bar to the exercise of the same right or remedy on any subsequent occasion or of any other right or remedy at any time.

Section 5.9 Amendment or Modification. This Agreement may be amended, altered, or modified only by writing, specifying such amendment, alteration or modification, executed by all of the parties.
Section 5.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.
Section 5.11 Entire Agreement. This Agreement constitutes the entire Agreement between the parties regarding the subject matter hereof, and supersedes all prior or contemporaneous negotiations, understandings or agreements of the parties, whether written or oral, with respect to such subject matter.

IN WITNESS WHEREOF, Company has caused this Agreement to be signed by its respective duly authorized officer and Executive has signed this Agreement as of the day and year first above written.

EXECUTIVE

Jeffry E. Jones

COMPANY

MOBILE STORAGE GROUP, INC.

By:

Name: Christopher A. Wilson
Title: General Counsel & Assistant Secretary

MOBILE SERVICES

MOBILE SERVICES GROUP, INC.

By:

Name: Christopher A. Wilson
Title: General Counsel & Assistant Secretary

Signature Page to Waugaman Employment Agreement